Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-147657

May 28, 2008

2013 Notes

Issuer:	Nucor Corporation
Size:	$250,000,000
Maturity:	June 1, 2013
Coupon:	5.00%
Price to Public:	99.390% of face amount
Yield to Maturity:	5.140%
Spread to Benchmark Treasury:	1.800%
Benchmark Treasury:	UST 3.125% Notes due April 30, 2013
Benchmark Treasury Price and Yield:	99-01 3.340%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2008
Redemption Provisions:	Treasury Rate plus 30 basis points
Settlement:	T+3; June 2, 2008
CUSIP:	670346AJ4
Ratings:	A1 (Stable) / A+ (Stable)

Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

2018 Notes

Issuer:	Nucor Corporation
Size:	$500,000,000
Maturity:	June 1, 2018
Coupon:	5.85%
Price to Public:	99.515% of face amount
Yield to Maturity:	5.915%
Spread to Benchmark Treasury:	1.900%
Benchmark Treasury:	UST 3.875% Notes due May 15, 2018
Benchmark Treasury Price and Yield:	98-27+ 4.015%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2008
Redemption Provisions:	Treasury Rate plus 30 basis points
Settlement:	T+3; June 2, 2008
CUSIP:	670346AK1
Ratings:	A1 (Stable) / A+ (Stable)

Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

2037 Notes

Issuer:	Nucor Corporation
Size:	$250,000,000
Maturity:	December 1, 2037
Coupon:	6.40%
Price to Public:	97.466% of face amount
Accrued and Unpaid Interest:	Purchasers of the notes will be required to pay accrued and unpaid interest on the notes from and including June 1, 2008 to but excluding the settlement date, in the aggregate amount of $44,444.44. Purchasers of the notes will be entitled to receive the full amount of the semi-annual regular interest payment on December 1, 2008.
Yield to Maturity:	6.596%
Spread to Benchmark Treasury:	1.900%
Benchmark Treasury:	UST 5.000% Notes due May 15, 2037
Benchmark Treasury Price and Yield:	104-25 4.696%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2008
Redemption Provisions:	Treasury Rate plus 30 basis points
Settlement:	T+3; June 2, 2008
CUSIP:	670346AH8
Ratings:	A1 (Stable) / A+ (Stable)

Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Joint Book-Running Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Senior Co-Manager:	Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.

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